Exhibit 4.1

EXECUTION COPY

364-DAY BRIDGE CREDIT AGREEMENT

Dated as of May 15, 2017

among

MOODY’S CORPORATION,

as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit C-2	-	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit C-3	-	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit C-4	-	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

364-DAY BRIDGE CREDIT AGREEMENT

This 364-Day Bridge Credit Agreement (this “Agreement”) dated as of May 15, 2017 is among Moody’s Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrower intends to directly or indirectly acquire (the “Target Acquisition”) all of the outstanding shares of Target from the “Sellers” (as defined in the Target Acquisition Agreement (as defined below)).

WHEREAS, in connection with the Target Acquisition, the Borrower intends to finance a portion of the payment of the cash consideration in respect of the Target Acquisition, the repayment of Existing Target Indebtedness (as defined below) and the payment of fees and expenses related to the Target Acquisition from the following sources: (i) the proceeds of up to $1,000,000,000 in senior unsecured notes (the “New Senior Notes”) of the Borrower or, to the extent that the New Senior Notes are not issued at or prior to the time the Target Acquisition is consummated, the proceeds of up to $1,000,000,000 (or an equivalent in Sterling and/or euro thereof) in borrowings by the Borrower under the Tranche 1 Commitments and (ii) the proceeds of up to $500,000,000 (or an equivalent in Sterling and/or Euros thereof) from borrowings by the Borrower under a senior unsecured term loan facility (the “New Term Loan Facility”, the term loans thereunder “New Term Loans”) or, to the extent that the New Term Loans are not made at or prior to the time the Target Acquisition is consummated, the proceeds of up to $500,000,000 (or an equivalent in Sterling and/or euro thereof) in borrowings by the Borrower under the Tranche 2 Commitments. The transactions set forth in the preceding two paragraphs above are collectively referred to as the “Transactions”.

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01        Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Insurer” means (i) Lloyd’s of London, so long as it is rated at least 3 crowns by S&P, (ii) an insurance company having an A.M. Best rating of “A-” or better or a Moody’s rating of A3 or better and being in a financial size category of IX or larger (as such category is defined on the date hereof) or (iii) an insurance company otherwise reasonably acceptable to the Administrative Agent.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule II, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means a Tranche 1 Advance or a Tranche 2 Advance, as appropriate.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agreed Currencies” means (i) Dollars, (ii) euro and (iii) Sterling.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning set forth in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Rate Advance or any Base Rate Advance or with respect to the ticking fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurocurrency Rate Advances”, “Applicable Rate for Base Rate Advances” or “Applicable Ticking Fee Percentage”, as the case may be, based upon the ratings by S&P and Fitch, respectively, applicable on such date to the Index Debt:

Pricing Level	Index Debt Ratings (S&P/Fitch)	Applicable Ticking Fee Percentage	Applicable Rate for Eurocurrency Rate Advances	Applicable Rate for Base Rate Advances
Level 1:	A/A or higher	0.08%	0.875%	0%
Level 2:	A-/A-	0.10%	1.00%	0%

Level 3:	BBB+/BBB+	0.125%	1.125%	0.125%
Level 4:	BBB/BBB	0.15%	1.25%	0.25%
Level 5:	BBB-/BBB- or lower	0.175%	1.50%	0.50%

For purposes of the foregoing, (i) if neither S&P nor Fitch shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then Pricing Level 5 shall be in effect; (ii) if only one of S&P or Fitch provides a rating for the Index Debt, the Pricing Level corresponding to such rating shall be in effect; (iii) if the ratings established or deemed to have been established by S&P and Fitch for the Index Debt shall fall within different Pricing Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Pricing Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Pricing Level next below that of the higher of the two ratings; and (iv) if the ratings established or deemed to have been established by S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Fitch shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Notwithstanding anything to the contrary herein, both the Applicable Rate for Eurocurrency Rate Advances and the Applicable Rate for Base Rate Advances at each of the Pricing Levels in the above chart shall increase by 0.25% per annum on the date that is three months after the Closing Date and by an additional 0.25% per annum at the end of each three-month period thereafter (it being understood that the Applicable Rate for Base Rate Advances shall at all times be 1.00% per annum less than the Applicable Rate for Eurocurrency Rate Advances (but in any case not less than zero)).

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as sole lead arranger and sole bookrunner hereunder.

“Asset Sale” means the sale or other disposition by a member of the Consolidated Group of assets of the Consolidated Group (including the sale of Equity Interests of any Subsidiary of a member of the Consolidated Group or pursuant to any casualty or condemnation proceeding).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Eurocurrency Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%; provided that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the Eurocurrency Rate (or if the Eurocurrency Rate is not available for such one month interest period, the Interpolated Rate) at approximately 11:00 a.m. (London Time) on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Debt” means any Indebtedness for borrowed money, including loans, hybrid securities, debt convertible into Equity Interests and any Indebtedness represented by notes, bonds, debentures or other similar evidences of Indebtedness for borrowed money.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 5.01(a).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and Class made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Bridge Facility” means the Commitments and any Advances made hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or London and any day on which dealings in the Agreed Currency in the London interbank eurocurrency market (and, if the Borrowing, payment or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 5.01(a).

“Certain Funds Default” means an Event of Default arising from any of the following (other than to the extent it relates to or arises in respect of Target and its subsidiaries (the “Target Group”)):

(a)        Section 6.01(a);

(b)        Section 6.01(c) as it relates to a Certain Funds Representation;

(c)        Section 6.01(d) as it relates to the failure to perform any of the following covenants: (i) Sections 5.01(c) (solely as it relates to existence of the Borrower) or (ii) Sections 5.02(a) (solely as it relates to the Borrower), (b) (solely as it relates to the Borrower) or (f);

(d)        Section 6.01(h), (i) or (j), in each case, solely in relation to the Borrower, but excluding, in relation to involuntary proceedings referenced in Section 6.01(h), any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered.

“Certain Funds Period” means the period commencing on the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means:

(a)        payment (directly or indirectly) of the cash price payable by the Borrower (or the Buyer (as defined in the Target Acquisition Agreement)) to the Sellers in respect of the Target Acquisition;

(b)        financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(c)        repayment of Existing Target Indebtedness and termination of the Hedging Arrangements (as defined in the Target Acquisition Agreement).

“Certain Funds Representations” means each of the following, in each case, solely as they apply to the Borrower: (1) Section 4.01; (2) Section 4.02; (3) Section 4.03(b)(ii); (4) Section 4.08; (5) Section 4.13; (6) Section 4.14; (7) Section 4.15(b) and (8) Section 4.18.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than any corporation owned, directly or indirectly, by the stockholders of the Borrower in substantially the same proportions as their ownership of stock in the Borrower) of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) nominated or approved by the board of directors of the Borrower or (ii) appointed by directors so nominated, approved or appointed.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche 1 Advances or Tranche 2 Advances. When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche 1 Commitment or a Tranche 2 Commitment.

“Clean-up Date” has the meaning set forth in Section 6.01.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, the Tranche 1 Commitments and the Tranche 2 Commitments.

“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists and (b) the date on which the applicable Class of Commitments is terminated in full in accordance with Section 2.05 or, subject to Section 3.03, Section 6.01.

“Consolidated Group” means, prior to the consummation of the Target Acquisition, the Borrower and its Subsidiaries (excluding the Target and its Subsidiaries) and thereafter, the Borrower and its Subsidiaries (including the Target and its subsidiaries).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion”, “Convert”, or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Subsidiary” means (i) Moody’s and (ii) any other Subsidiary designated as a “Designated Subsidiary” by the Borrower.

“Disclosed Matters” means the actions, suits and proceedings and other matters disclosed in the Borrower’s Report on Form 10-K filed with the SEC for the annual period ending December 31, 2016, and as disclosed on Schedule 4.06 to the Disclosure Letter.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is or may be redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is or may be required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that occurs 91 days after the Maturity Date.

“Dollar Equivalent” means, on any date, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Dollars” and the “$” sign each means lawful currency of the United States.

“EBITDA” means, for any period, the consolidated net income of the Borrower and its consolidated Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) extraordinary losses, (e) any non-cash charges, expenses or losses, (f) any cash charges, fees and expenses incurred in connection with the Transactions or any issuance of Indebtedness or Equity Interests, acquisitions, investments, asset sales or other divestitures permitted hereunder, whether or not successful and (g) any other non-recurring cash charges, expenses or losses resulting from payment of amounts in settlement of any action brought, or threatened by, any governmental agency relating to events or conduct that occurred prior to December 31, 2010, and minus, to the extent added in computing such consolidated net income for such period, the sum (without duplication) of (1) extraordinary gains plus (2) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were incurred.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.01).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); and (e) any other Person approved by the Administrative Agent and, so long as no Event of Default under Section 6.01(a), (b) (h), (i) or (j) has occurred and is continuing, by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that no Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include Indebtedness for borrowed money which is convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and the “€” sign each means the single currency of the Participating Member States.

“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Advance or Borrowing, means that such Advance, or the Advances comprising such Borrowing, bears interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Advance denominated in any Agreed Currency for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time on the Quotation Day for such Agreed Currency and Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided further that if no Screen Rate is available for the applicable currency, the Eurocurrency Rate shall be the Reference Bank Rate.

“Eurocurrency Rate Advance” means an Advance denominated in an Agreed Currency that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Eurocurrency Liabilities. Eurocurrency Rate Advances shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Eurocurrency Liabilities. The Eurocurrency Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Credit Agreement” means the Credit Agreement dated as of May 11, 2015 among the Borrower, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Target Indebtedness” means the Senior Facilities Agreement dated September 19, 2014, as amended and restated pursuant to the First Amendment and Restatement Agreement dated August 4, 2016 and as amended and restated pursuant to the Second Amendment and Restatement Agreement, dated February 13, 2017, between, amongst others, Yellow Maple Holding BV as company and Deutsche Bank AG London Branch as agent and security agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch Ratings.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”), whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning provided in the definition of “Eurocurrency Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of any Indebtedness resulting from this clause (e) shall be equal to the lesser of (i) the amount secured by such Lien and (ii) the fair market value of the property subject to such Lien as determined in good faith by such Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued by banks or other financial institutions and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances created for the account of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Information” has the meaning specified in Section 9.08.

“Interest Expense” means, for any period, (x) the interest expense of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, and (iii) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP minus (y) the interest income of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon written notice received by the Administrative Agent not later than 11:00 A.M. (Local Time) on the third Business Day prior to the first day of such Interest Period (or on the Business Day prior to the first day of such Interest Period in the case of Advances denominated in Sterling), select; provided, however, that:

(a)        the Borrower may not select any Interest Period with respect to any Class that ends after the Maturity Date for such applicable Class;

(b)        Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration (it being understood that the Borrower shall be permitted to make multiple Borrowings consisting of Eurocurrency Rate Advances on the same date, each of which may be of different durations);

(c)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof and (b) each Eligible Assignee that shall become a party hereto pursuant to Section 9.07(a), (b) and (c).

“Lien” means, with respect to any asset of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset of any Person, for the purpose of securing any obligation of such Person or any other Person, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement and any notes entered into in connection herewith.

“Local Time” means (i) New York City time in the case of an Advance or Borrowing denominated in Dollars and (ii) local time in the case of an Advance or Borrowing denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Long Stop Date” means the earliest of (i) 6:00 p.m. (New York Time) on January 29, 2018 and (ii) the Completion (as defined in the Target Acquisition Agreement) of the Target Acquisition with or without the use of the Bridge Facility.

“Losses” has the meaning specified in Section 9.04(b).

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(i)        the Long Stop Date; or

(ii)        the termination of the Target Acquisition Agreement in accordance with its terms.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Advances), or obligations in respect of one or more Swap Agreements, of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (a) the Total Assets of which exceed 10% of the Total Assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (b) the Net Revenue of which exceeds 10% of the Net Revenue of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, provided that (i) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (ii) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 15% of the Total Assets or 15% of the Net Revenue of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, then one or more of such Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to such determination of Total Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Maturity Date” means the date that is 364 calendar days following the Closing Date, or, if the date that is 364 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 calendar days following the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)        with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Advances), (B) the fees and expenses incurred by the Consolidated Group in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Consolidated Group in connection with such transaction, and (D) the amount of reserves established by the Consolidated Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP, provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided that if no Event of Default exists and the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Consolidated Group’s intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Consolidated Group or to acquire Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Consolidated Group would not be prohibited, pursuant to Section 5.02(b)(v), from conducting, in each case within the Reinvestment Period, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within the Reinvestment Period, so used;

(b)        with respect to the incurrence, issuance, offering or placement of Borrowed Debt, the excess, if any, of (i) cash received by the Consolidated Group in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Indebtedness that is required to be repaid in connection with such issuance, offering or placement (other than Advances), and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Consolidated Group in connection with such issuance, offering or placement; and

(c)        with respect to the issuance of Equity Interests, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Consolidated Group in connection with such issuance.

“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“New Senior Notes” has the meaning set forth in the recitals hereto.

“New Term Loan Facility” has the meaning set forth in the recitals hereto.

“New Term Loans” has the meaning set forth in the recitals hereto.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notice” has the meaning specified in Section 9.02(d).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York Time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant Register” has the meaning specified in Section 9.07(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes, assessments and other governmental charges that are not yet delinquent or are being contested in compliance with Section 5.01(d) and liens for unpaid utility charges;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.01(d);

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public statutory or regulatory obligations;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(e)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(f)        licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(g)        banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness; and

(h)        Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower in the ordinary course of business.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01(a).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Financials” has the meaning provided in Section 3.02(i).

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for

Advances in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Administrative Agent (and agreed by such bank) in consultation with the Borrower. No Lender shall be obligated to be a Reference Bank without its consent.

“Register” has the meaning specified in Section 9.07(d).

“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of six months following the receipt of such Net Cash Proceeds; provided that, in the event that, during such six-month period, a member of the Consolidated Group enters into a binding commitment to reinvest any Net Cash Proceeds, the Reinvestment Period with respect to such Net Cash Proceeds shall be the period of 227 days following the receipt of such Net Cash Proceeds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning provided in Section 7.06(b).

“Required Lenders” means, at any time, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning provided in Section 7.06(a).

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any relevant and applicable European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any relevant and applicable European Union member state.

“Screen Rate” has the meaning set forth in the definition of “Eurocurrency Rate”.

“SEC” means the United States Securities and Exchange Commission.

“Sellers” has the meaning set forth in the recitals hereto.

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Successor Corporation” has the meaning set forth in Section 5.02(b)(iii).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Target” means Bureau van Dijk Electronic Publishing B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands and registered with the Dutch trade register under number 33242490.

“Target Acquisition” has the meaning set forth in the recitals hereto.

“Target Acquisition Agreement” means that certain Securities Purchase Agreement, dated May 15, 2017, by and between the sellers identified therein, the Buyer (as defined therein) and the Borrower relating to the Securities in Yellow Maple I B.V., Yellow Maple Syrup I B.V. and Yellow Maple Syrup II B.V.

“Target Acquisition Documents” means (a) the Target Acquisition Agreement and (b) the warranty agreement, dated May 15, 2017, between certain warrantors and the Buyer (as defined in the Target Acquisition Agreement).

“Target Group” has the meaning set forth in the definition of Certain Funds Default.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto

“Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Debt” means, at any date all indebtedness of the Borrower and its consolidated Subsidiaries at such date to the extent such items should be reflected on the consolidated balance sheet of the Borrower (excluding any such items which appear only in the notes to such consolidated balance sheet) at such date in accordance with GAAP; provided that obligations in respect of performance, surety, litigation or similar bonds which are not themselves guarantees of indebtedness shall not constitute indebtedness.

“Total Debt to EBITDA Ratio” means, at any time, the ratio of (a) Total Debt (net of unrestricted and unencumbered cash and cash equivalents maintained by the Borrower and its Subsidiaries in an aggregate amount not to exceed $100,000,000) at such time to (b) EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower ended at or prior to such time. Solely for purposes of this definition, (i) if the Borrower or any of its consolidated Subsidiaries shall have completed an acquisition of all or a substantial part of the assets, or a going concern business or division, of any Person, or (ii) if the Borrower or any of its consolidated Subsidiaries shall have merged with any Person during such period or (iii) the Borrower or any of its consolidated Subsidiaries shall have disposed of all or a substantial part of its assets or a going concern business or division, in each case, EBITDA for the relevant period shall be determined on a pro forma basis as if such acquisition, disposition or merger, and the incurrence of any related Indebtedness, had occurred on the first day of such period.

“Tranche 1 Advance” means an advance by a Lender pursuant to its Tranche 1 Commitment to the Borrower as part of a Borrowing.

“Tranche 1 Commitment” means as to any Lender, the commitment of such Lender to make the Tranche 1 Advances pursuant to Section 2.01(a), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 1 Commitment is (a) the amount set forth in the column labeled “Tranche 1 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Tranche 1 Commitments is $1,000,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

“Tranche 2 Advance” means an advance by a Lender pursuant to its Tranche 2 Commitment to the Borrower as part of a Borrowing.

“Tranche 2 Commitment” means as to any Lender, the commitment of such Lender to make the Tranche 2 Advances pursuant to Section 2.01(b), as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 2 Commitment is (a) the amount set forth in the column labeled “Tranche 2 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate amount of the Tranche 2 Commitments is $500,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

“Transactions” has the meaning set forth in the recitals hereto.

“Type” refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“United States” and “U.S.” each means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02        Computation of Time Periods . In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from”

means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.

SECTION 1.03        Accounting Terms.

(a)        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)        All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 4.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.04        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require,

any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

SECTION 1.05        Currency Translations. The Administrative Agent shall determine the Dollar Equivalent of each Advance denominated in any Foreign Currency as of the date of the making of any Advance using the Exchange Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to such calculation date and such amount shall be used in calculating any applicable fees payable hereunder, the amount the applicable Commitments are reduced upon such Advance and other amounts to which the Dollar Equivalent applies pursuant to the terms hereof.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01        The Advances. Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth (a) to make Tranche 1 Advances denominated in Agreed Currencies (selected by the Borrower) to the Borrower on the Closing Date in a Dollar Equivalent amount not to exceed such Lender’s outstanding Tranche 1 Commitment immediately prior to the making of the Tranche 1 Advance and (b) to make Tranche 2 Advances denominated in Agreed Currencies (selected by the Borrower) to the Borrower on the Closing Date in a Dollar Equivalent amount not to exceed such Lender’s outstanding Tranche 2 Commitment immediately prior to the making of the Tranche 2 Advance. Upon the making of any Advance by a Lender such Lender’s relevant Commitment will be permanently reduced by the Dollar Equivalent of the aggregate principal amount of such Advance. The Borrower may prepay Advances pursuant to Section 2.10; provided that Advances may not be reborrowed once repaid.

SECTION 2.02        Making the Advances. (a) Each Borrowing shall be made on notice by the Borrower, given not later than (x) 9:00 A.M. (Local Time) on the third Business Day (or such shorter time period as may be agreed by the Administrative Agent in its reasonable discretion, or in the case of Advances denominated in Sterling, on the Business Day) prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 10:00 A.M. (New York Time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Eurocurrency Rate Advances, and (v) account or accounts in which the proceeds of the Borrowing should be credited. Each Lender shall, before 12:00 P.M. (Local Time) in the case of Advances in any Foreign Currency and 12:00 P.M. (New York Time) in the case of Advances in Dollars on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing.

(b)        Anything in Section 2.02(a) to the contrary notwithstanding, (i) Advances denominated in any Foreign Currency may only be requested and maintained as Eurocurrency Rate Advances (subject to Section 2.12), (ii) the Borrower may not select Eurocurrency Rate Advances denominated in Dollars if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (iii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c)        Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)        Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)        The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)        If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.03        [Reserved].

SECTION 2.04        Fees. (a) Ticking Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable ticking fee from the date that is sixty (60) days following the Effective Date and from time to time through and including the date of termination of the Commitments in full, at a rate per annum equal to the Applicable Rate, on the aggregate daily amount of such Lender’s Commitments during such period, such fee to be earned and payable in arrears quarterly on the last Business Day of each March, June, September and December, and the Commitment Termination Date.

(b)        Duration Fee. The Borrower will pay to the Administrative Agent for the account of each Lender (subject to Section 2.18(a)(ii)) a duration fee on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of Advances held by such Lender on such date:

DATE	PERCENTAGE
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(c)        Additional Fees. The Borrower shall pay to the Administrative Agent and Arranger for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Group and the Administrative Agent and/or Arranger.

SECTION 2.05        Termination or Reduction of the Commitments; Mandatory Prepayments. (a) Unless previously terminated, the Commitments shall terminate in full at 6:00 p.m. (New York Time) on the date a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists. Additionally, each Lender’s Commitment will be permanently reduced upon such Lender making any Advance under such Commitment by an amount equal to the Dollar Equivalent of such Advance. Any termination or reduction of the Commitments shall be permanent.

(b)        Ratable Reduction or Termination. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of any Class of Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $50,000,000 and an integral multiple of $5,000,000 in excess thereof; provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(c)        Defaulting Lender Commitment Reductions. The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.18(c) will continue to apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d)        Mandatory Prepayment. First, any outstanding Advances of a Class shall be prepaid, and second, if any Commitments of a Class are outstanding and no Advances of such Class are outstanding on (or such Advances of such Class have been prepaid as of) the applicable date, the Commitments of such Class shall be reduced, in each case, on a Dollar-for-Dollar basis (with amounts received in non-Dollar currencies to be converted by the Borrower to Dollars for purposes of this calculation based upon foreign exchange rates actually received, in the case of a prepayment (or that would actually be received, in the case of a Commitment reduction) by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within three Business Days of (in the case of a prepayment of Advances) or on the date of (in the case of a reduction of Commitments) receipt by the Consolidated Group of any Net Cash Proceeds (or in the case of clause (i)(y) below, commitments) referred to in this paragraph (d):

(i)        (x) from 100.0% of the Net Cash Proceeds actually received by the Consolidated Group from the incurrence of Borrowed Debt by such entity (excluding (A) intercompany debt of such entities, (B) borrowings under the Borrower’s Existing Credit Agreement or any revolving facility in replacement thereof in an amount up to $1,000,000,000, (C) any other ordinary course borrowings under existing working capital or overdraft facilities, (D) issuances of commercial paper and refinancings thereof, (E) purchase money indebtedness incurred in the ordinary course of business, (F) indebtedness with respect to capital leases incurred in the ordinary course of business and (G) other Indebtedness in an amount not to exceed $500,000,000 in the aggregate) and (y) the aggregate amount of commitments received in respect of the New Term Loan Facility (provided the fully documented conditions to availability and drawing of the New Term Loan Facility are no more restrictive or onerous to the borrower thereunder than the conditions to availability and drawing the Advances);

(ii)        from 100.0% of the Net Cash Proceeds actually received from the issuance of any Equity Interests by the Consolidated Group (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances among the Consolidated Group or (C) issuances in connection with the purchase price payable with respect to the Target Acquisition); and

(iii)        from 100.0% of the Net Cash Proceeds actually received by the Consolidated Group from Asset Sales outside the ordinary course of business (except for (A) Asset Sales between or among such entities and (B) Asset Sales, the Net Cash Proceeds of which do not exceed $20,000,000 in any single transaction or related series of transactions or $200,000,000 in the aggregate).

All mandatory prepayments or Commitment reductions (a) in respect of the issuance of senior notes and/or mandatorily convertible securities and/or hybrid equity or Equity Interests shall be applied first to Tranche 1 Advances and Tranche 1 Commitments and second to Tranche 2 Advances and Tranche 2 Commitments, (b) in respect of the incurrence of New Term Loans shall be applied first to Tranche 2 Advances and Tranche 2 Commitments and second to Tranche 1 Advances and Tranche 1 Commitments, and (c) in respect of other mandatory prepayments or commitment reductions described in this clause (d) shall be applied ratably to Tranche 1 Advances and Tranche 1 Commitments and Tranche 2 Advances and Tranche 2 Commitments. All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any) and will be applied pro rata among the Lenders of the applicable Class of Advances (or, if applicable, Class of Commitments). Mandatory prepayments of the Advances may not be reborrowed.

If the Net Cash Proceeds are received by any Person other than the Borrower, the Commitments shall only be reduced (or the Advances prepaid) to the extent that such Net Cash Proceeds can be immediately transferred to the Borrower (with such amount net of the costs and taxes associated therewith); it being understood that if such a restriction on transfer exists, upon such restriction ceasing to apply, the Commitments will be immediately reduced or, if applicable, the Advances will be repaid within three Business Days thereof, in the manner set forth above as if such Net Cash Proceeds were received by the Borrower on the date such restriction ceased to exist.

SECTION 2.06        Repayment of Advances.         The Borrower shall repay on the Maturity Date for the applicable Class to the Administrative Agent for the ratable account of the Lenders of such Class, the aggregate principal amount of all Advances under such Class made to the Borrower outstanding on such date.

SECTION 2.07        Interest on Advances.     (a)    Scheduled Interest.        The Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)        Base Rate Advances.    During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Rate, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date the Advances are paid in full.

(ii)        Eurocurrency Rate Advances.    During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Rate, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)         Default Interest.    Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) amounts that are overdue, payable in arrears on the dates referred to in Section 2.07(a)(i) or 2.07(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.07(a)(i) or 2.07(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i), or in the case of amounts due in any Foreign Currency, at a rate for short term borrowings of such Foreign Currency determined in a customary manner in good faith by the Administrative Agent, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c)        Additional Interest on Eurocurrency Rate Advances.    The Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Lender made to the Borrower that is a Eurocurrency Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurocurrency Rate for the applicable Interest Period for such Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Advance, which notice shall be conclusive and binding, absent demonstrable error.

SECTION 2.08        Interest Rate Determination.    (a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii).

(b)        If, with respect to any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that (x) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before (or in the case of Borrowings in Sterling, on the Business Day of) the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (y) the Eurocurrency Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either, in the case of Advances denominated in Dollars, (w) prepay such Advances or (x) Convert such Advances into Base Rate Advances or, in the case of Advances denominated in any Foreign Currency, (y) prepay such Advances or (z) consent to the maintenance of such Advances at a rate for short term borrowings of such Foreign Currency determined in a customary manner in good faith by the Administrative Agent and (B) the obligation of the Lenders to make, or to Convert Advances denominated in Dollars into, Eurocurrency Rate Advances shall be suspended, and any applicable Advances denominated in any Foreign Currency shall be made and maintained at a rate for short term borrowings of such Foreign Currency determined in a customary manner in good faith by the Administrative Agent, until the

Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)        If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances, or in the case of Eurocurrency Rate Advances denominated in a Foreign Currency, automatically Convert to a new Eurocurrency Rate Advance with an Interest Period of one month’s duration.

(d)        [Reserved].

(e)        Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Advances denominated in Dollars into, Eurocurrency Rate Advances shall be suspended.

SECTION 2.09        Optional Conversion of Advances.    The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York Time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars made to the Borrower of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10        Optional Prepayments of Advances.    The Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 11:00 A.M. (New York Time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, and not later than 10:00 A.M. (Local Time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Eurocurrency Rate Advances, and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, and in the case of any Eurocurrency Rate Borrowing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $50,000,000 (or at the Borrower’s option £50,000,000 (for any Borrowing denominated in

Sterling) or €50,000,000 (for any Borrowing denominated in euro)) and a multiple of $5,000,000 (or at the Borrower’s option £5,000,000 (for any Borrowing denominated in Sterling) or €5,000,000 (for any Borrowing denominated in euro)) or, in each case, in excess thereof and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, the Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

SECTION 2.11        Increased Costs.    (a)    If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.14, (ii) Excluded Taxes, or (iii) Other Taxes), then the Borrower shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost. A certificate describing such increased costs in reasonable detail delivered to the Borrower shall be conclusive and binding for all purposes, absent demonstrable error.

(b)         If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(c)         Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

SECTION 2.12        Illegality.        Notwithstanding any other provision of this Agreement, with respect to Advances denominated in Dollars , (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Eurocurrency Rate Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist. Notwithstanding any other provision of this Agreement, if any of the circumstances set forth in clauses (a) or (b) above arise with respect to Advances denominated in a Foreign Currency, such Advances shall be made or maintained, as applicable, at a rate for short term borrowings of such Foreign Currency determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.13        Payments and Computations.    (a)    The Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (Local Time) on the day when due in Dollars (or (i) with respect to principal, interest or breakage indemnity due in respect of Advances denominated in any Foreign Currency, in such Foreign Currency and (ii) with respect to other payments required to be made pursuant to Section 2.11 or 9.04 that are invoiced in a currency other than Dollars shall be payable in the currency so invoiced) to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or ticking fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(a) (or if applicable the last sentence of Section 2.12), 2.14, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c)        Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or ticking fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)         Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate, or in the case of amounts in a Foreign Currency, at a rate for short term borrowings of such Foreign Currency determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.14        Taxes.    (a)    Any and all payments by or on behalf of the Borrower under any Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future Taxes, including levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on (or measured by) its overall net income (however denominated), franchise taxes, and branch profits taxes, in each case imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof or as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) any branch profits Taxes imposed by the United States, (iii) any Tax that is imposed by reason of such Lender’s or the Administrative Agent’s failure to comply with Section 2.14(f), (iv) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in Advances pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Advances or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Advances or to such Lender immediately before it changed its lending office, and (v) any U.S. federal withholding taxes imposed under FATCA (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”). If any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent shall be required to be deducted under applicable law, (A) the Borrower shall make such deductions and (B) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If the Borrower shall be required by applicable law to deduct any Taxes other than Excluded Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)        In addition, without duplication of any other obligation set forth in this Section 2.14, the Borrower agrees to pay any present or future stamp and documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made by it under any Loan Document or from the execution, delivery or registration of, or performance under, or otherwise with respect to, any Loan Document other than any such Taxes, charges or similar levies that are Other Connection Taxes imposed with respect to an assignment or the designation of a new Applicable Lending Office (other than an assignment or designation pursuant to a request by Borrower) (such Taxes, charges or similar levies, hereinafter referred to as “Other Taxes”).

(c)        Without duplication of any other obligation set forth in this Section 2.14, the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes (other than Excluded Taxes) and Other Taxes (except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office) imposed on or paid by such Lender or the Administrative Agent, as the case may be, in respect of Advances made to the Borrower and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor. Such Lender or the Administrative Agent shall deliver to the Borrower a certificate describing in reasonable detail the amount of such payment or liability.

(d)        Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)        As soon as practical after the date of any payment of Taxes or Other Taxes for which the Borrower is responsible under this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(f)        (i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(iii) below) or the documentation set forth in Section 2.14(f)(ii) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause 2.14(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)        In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall pay to the Borrower such amount as such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(g) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h)        Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)         For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15        Sharing of Payments, Etc.        Subject to Section 2.18 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(a), 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.16        Use of Proceeds.        The proceeds of the Advances shall be available, and the Borrower agrees that it shall apply such proceeds, solely towards Certain Funds Purposes.

SECTION 2.17        Evidence of Debt.        (a)        The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type and Class of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b)        Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18        Defaulting Lenders.

(a)        Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.18(b)):

(i)        such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);

(ii)        such Defaulting Lender will not be entitled to any fees accruing under Section 2.04(b) to the extent it is a Defaulting Lender on the date such fee would otherwise be payable and such fee would be attributable to its Commitment (for the avoidance of doubt fees attributable to funded Advances shall be payable);

(iii)        to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iv)        the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b)        If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.18(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.19 Mitigation.    (a) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). In furtherance of the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(b)        Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01        Conditions Precedent to Effective Date.    This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfactory) (or waived in accordance with Section 9.01):

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)        All fees and other amounts then due and payable by the Consolidated Group to the Administrative Agent, the Arranger and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least one Business Day prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c)        The Administrative Agent shall have received on or before the Effective Date, each dated on or about such date:

(i)        Certified copies of the resolutions or similar authorizing documentation of the governing body of the Borrower authorizing the Transactions and the Borrower to enter into and perform its obligations under the Loan Documents;

(ii)        A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of formation of the Borrower, but only where such concept is applicable;

(iii)        A customary certificate of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder; and

(iv)        A favorable opinion letter of (x) John Goggins, Esq., Executive Vice President and General Counsel of the Borrower and (y) Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(d)        The Administrative Agent shall have received, at least 3 Business Days prior to the Effective Date, so long as requested no less than 10 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Borrower and its Subsidiaries.

(e)        The Administrative Agent shall have received a copy of each of the Target Acquisition Documents.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

SECTION 3.02        Conditions Precedent to Closing Date.        The obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a)        The Effective Date shall have occurred.

(b)        The Administrative Agent shall have received a certificate of the Borrower confirming that the Merger Control Clearance Condition (as defined in the Target Acquisition Agreement) has been satisfied.

(c)        On the date of the applicable borrowing request and on the proposed date of such borrowing (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.

(d)        The Administrative Agent shall have received a copy of the notary letter entered into with the Dutch civil law notary relating to the closing of the Target Acquisition and financing of the Target Acquisition.

(e)        The Target Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Target Acquisition Agreement (it being understood that substantially concurrently shall include the Target Acquisition being consummated no more than two Business Days after the initial Advance hereunder), without giving effect to (and there shall not have been) any modifications, amendments, consents or waivers by the Borrower (or its applicable affiliate) thereunder that are materially adverse to the interests of the Lenders (it being understood and agreed that the following shall not be deemed to be materially adverse to the interests of the Lenders: (x) any increase in the purchase price funded with the issuance of any equity securities by the Borrower or any of its Subsidiaries; (y) any increase in the purchase price funded other than through the issuance of equity securities by the Borrower or any of its Subsidiaries of not more than 5.0%; and (z) any decrease in the purchase price of not more than 10.0%; provided that such decrease shall be allocated to ratably reduce the Commitments (ratably between the Tranche 1 Commitments, and Tranche 2 Commitments on a Dollar for Dollar basis)), without the prior written consent of the Administrative Agent.

(f)        All fees and other amounts due and payable by the Borrower and its Subsidiaries to the Arranger, the Administrative Agent and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced at least three Business Days prior to the Closing Date by the relevant person and to the extent such amounts are payable on or prior to the Closing Date.

(g)        The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(h)        The Administrative Agent shall have received a customary payoff letter with respect to, and reasonably satisfactory evidence that, all Existing Target Indebtedness shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(i)        The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Financials”), it being acknowledged that neither the Administrative Agent nor any Lender shall have any approval right as regards the form or contents of the Pro Forma Financials).

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive and binding.

SECTION 3.03        Actions by Lenders During the Certain Funds Period.        During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Sections 3.01 or 3.02 may subsequently be determined to not have been satisfied or any representation given was incorrect in any material respect, none of the Lenders nor the Administrative Agent shall, unless a Certain Funds Default has occurred and is continuing or would result from a proposed borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, be entitled to:

(i)	cancel or reduce any of its Commitments;

(ii)

rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds purposes;

(iii)	refuse to participate in the making of an Advance for Certain Funds Purposes unless the conditions set forth in Section 3.02 have not been satisfied;

(iv)

exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 4.01        Organization; Powers.        Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02        Authorization; Enforceability.        The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03        Governmental Approvals; No Conflicts.        The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation, except, in the case of this clause (i), for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or (iii) any order of any Governmental Authority, except, in the case of this clause (iii), for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

SECTION 4.04        Financial Condition; No Material Adverse Change.

(a)        The Borrower has heretofore furnished to the Lenders its consolidated balance sheet at December 31, 2016 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2016, in each case reported on by KPMG LLP, independent public accountants. Such financial statements (including notes thereto) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)        Since December 31, 2016, there has been no material adverse change in the business, assets, operations or financial condition, of the Borrower and its Subsidiaries, taken as a whole, except as publicly disclosed by the Borrower prior to March 31, 2017.

SECTION 4.05        Properties.    Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any such property other than Liens permitted under Section 5.02(a).

(a)        Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06        Litigation and Environmental Matters.        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(a)        Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)        Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 4.07        Compliance with Laws and Agreements.        Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation any “margin” rules or regulations promulgated by the Board) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08        Investment Company Status.        Neither the Borrower nor any of its Material Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09        Taxes.        Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes due with respect thereto, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10        ERISA.        No ERISA Event has occurred or is reasonably expected to occur prior to the Maturity Date that, when taken together with all other such ERISA Events for which the Borrower and any ERISA Affiliate has, or is reasonably expected to have, any liability, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11        Disclosure.    None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole and when furnished, contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished (it being understood by the Administrative Agent and the Lenders that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

SECTION 4.12        Subsidiaries.    Schedule 4.12 to the Disclosure Letter sets forth as of December 31, 2016 a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. As of December 31, 2016, the shares of capital stock of such Subsidiaries will be fully paid and non-assessable and such shares and other ownership interests so indicated by Schedule 4.12 to the Disclosure Letter will be owned by the Borrower, directly or indirectly, free and clear of all Liens.

SECTION 4.13     Use of Proceeds.   The proceeds of the Advances shall be applied by the Borrower in accordance with the provisions of Section 2.16.

SECTION 4.14     Solvency.   On the date of the first Borrowing hereunder and immediately after giving effect to such Borrowing, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur or do not believe they will incur debts and liabilities, subordinated, contingent or otherwise, beyond their ability to pay such debts and liabilities as they become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 4.15     Anti-Corruption Laws and Sanctions.

(a)     The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects, and the Borrower, its Subsidiaries and their respective officers and to the knowledge of the Borrower its directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any agent of any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(b)     No Borrowing or use of proceeds thereof will violate any Anti-Corruption Law or applicable Sanctions in any material respect.

SECTION 4.16     EEA Financial Institution.   The Borrower is not an EEA Financial Institution.

SECTION 4.17     Target Acquisition.   The Borrower has delivered to the Administrative Agent a complete and correct copy of the Target Acquisition Documents, including all schedules and exhibits thereto. As of the date of this Agreement, the Target Acquisition Documents contain all of the material terms and conditions of the Target Acquisition.

SECTION 4.18     Federal Reserve Regulations.   No part of the proceeds of any Advance have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE V

COVENANTS

SECTION 5.01     Affirmative Covenants.   So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees with the Lenders that:

(a)         Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(i)         within 70 days after the end of each fiscal year of the Borrower (or the number of days that is ten days more than such shorter period as may be required by the SEC), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case comparative figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely from the classification of the Advances hereunder as short-term indebtedness during the twelve-month period prior to the Maturity Date hereunder) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)         within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or the number of days that is five days more than such shorter period as may be required by the SEC), its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and statements of cash flow for the then elapsed portion of the fiscal year, setting forth in each case comparative figures for the corresponding periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)         concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Borrower (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 5.02(e) and (z) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 affecting the Borrower and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv)       concurrently with any delivery of financial statements under clause (i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(v)         promptly after the same become publicly available, copies of all periodic and other material reports (other than reports relating to employee benefit matters or employment plans) and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, and all material amendments to any of the foregoing; and

(vi)       promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

Information required to be delivered pursuant to clauses (i), (ii) and (v) of this Section 5.01(a) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that, for the avoidance of doubt, the Borrower shall be required to provide copies of the compliance certificates required by clause (iii) of this Section 5.01(a) to the Administrative Agent. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).

(b)         Notices of Material Events.   The Borrower will, upon knowledge thereof by a Financial Officer or other executive officer, furnish to the Administrative Agent for distribution to the Lenders prompt written notice of the following:

(i)         the occurrence of any Default;

(ii)       the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(iii)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(iv)     details of any material breach of the terms of the Target Acquisition Documents or any material claim made by or against the Borrower, or, to the best of its knowledge and belief (having made all reasonable enquiries), pending or threatened, under the terms of the Target Acquisition Documents; and

(v)       any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (ii) of this Section 5.01(b) shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

(c)         Existence; Conduct of Business.   The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted pursuant to Section 5.02(b).

(d)         Payment of Obligations.   The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including material Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(e)         Maintenance of Properties; Insurance.   The Borrower will, and will cause each of its Material Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that any such insurance may be maintained through a program of self-insurance to the extent deemed prudent by the Borrower in its reasonable business judgment (which determination shall take into account the self-insurance practices customary among such companies, to the extent the Borrower has knowledge thereof without any investigation).

(f)         Books and Records; Inspection Rights.   The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, the case of a foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such foreign Subsidiary). The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent on its own initiative or at the request of the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised once per calendar year at the expense of the Borrower.

(g)         Compliance with Laws.   The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.

(h)         Use of Proceeds.   The proceeds of the Advances will be used in accordance with the provisions of Section 2.16. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. No Borrower will request any Borrowing, and no Borrower shall use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) for payments to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.02     Negative Covenants.   So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees with the Lenders that:

(a)         Liens, Etc. The Borrower will not, and will not permit any Subsidiary to create incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)         Permitted Encumbrances;

(ii)       any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 5.02(a)(ii) to the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien on such property or asset granted as a replacement or substitute therefor; provided that (x) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds from the disposition of such asset and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(iii)      any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or any Lien on any asset of any Person existing at the time such Person is merged into or consolidated with the Borrower or a Subsidiary and any modifications, renewals or extensions of such Lien on such property or asset; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger, as the case may be, (y) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds from the disposition of such asset and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(iv)     any Lien on any asset (x) initially securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset or (y) securing Indebtedness incurred to extend, renew, refinance or replace the Indebtedness then secured by such Lien, provided that (I) such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof or the completion of such construction and (II) the principal amount of Indebtedness secured by such Lien shall not be increased in connection with any extension, renewal, refinancing or replacement of such Indebtedness (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(v)      any Lien arising in connection with the financing of accounts receivable by the Borrower or any of its Subsidiaries, provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $150,000,000;

(vi)     any Lien on any property sold or transferred pursuant to a transaction permitted under Section 5.02(d);

(vii)     in the case of any joint venture, any put and call arrangements related to its equity interests set forth in its organizational documents or any related joint venture or similar agreement;

(viii)    Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted hereunder and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(ix)     Liens on earned money deposits of cash or cash equivalents made in connection with any proposed acquisition or other investment not prohibited hereunder;

(x)         any interest or title of a lessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ liens under leases;

(xi)       any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee (A) existing on the date hereof or (B) in the ordinary course of its business;

(xii)     Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Subsidiary in the ordinary course of business;

(xiii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv)    any Lien in favor of the Borrower or any Subsidiary granted by the Borrower or any Subsidiary in order to secure any intercompany obligations;

(xv)     any Lien granted or arising in connection with any legal proceeding to the extent such proceeding has not resulted in an Event of Default under Section 6.01(k) or any Lien securing appeal or surety bonds related to such legal proceedings; and

(xvi)    any Lien to secure Indebtedness and other obligations if, at any date, immediately after the incurrence thereof, the sum (without duplication) of all amounts secured by Liens which would not be permitted but for this clause (xvi) does not exceed $100,000,000.

(b)        Mergers, Etc.

(i)       The Borrower will not (x) merge or consolidate with any other Person or (y) permit any Designated Subsidiary to merge or consolidate with any other Person, except that (1) the Borrower and any Designated Subsidiaries may merge into or consolidate with each other, (2) the Borrower may merge or consolidate with any other Person in accordance with subsection (ii) and (3) any Designated Subsidiary may merge or consolidate with any other Person so long as the surviving entity of such merger or consolidation is a Designated Subsidiary. The Borrower will not, and will not permit any Designated Subsidiary to, liquidate or dissolve;

(ii)      (x)    The Borrower will not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its consolidated Subsidiaries, taken as a whole, or all or substantially all of the stock or other equity interests of any Designated Subsidiary and (y) the Borrower will not permit any Designated Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of such Designated Subsidiary and its subsidiaries, taken as a whole, except (1) the Borrower and any Designated Subsidiaries may consummate any transaction described in clause (x) or (y) with the Borrower or any other Designated Subsidiary and (2) the Borrower may consummate any transaction described in clause (x) in accordance with clause (iii) of this Section 5.02(b);

(iii)    The Borrower may consummate any of the transactions described in clauses (i)(x) and (ii)(x) of this Section 5.02(b) if (x) the surviving corporation in any such merger or consolidation or the Person which acquires all or substantially all of the assets of the Borrower and its consolidated Subsidiaries or all or substantially all of this capital stock or other equity interests of a Designated Subsidiary shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (the “Successor Corporation”) and shall expressly assume, pursuant to documentation in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Advances and all other amounts payable under this Agreement and the payment and performance of every covenant hereof on the part of the Borrower to be performed or observed; (y) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (z) immediately after giving effect to such transaction, (I) the Borrower and its Subsidiaries are in compliance, on a pro-forma basis, with the covenant contained in Section 5.02(e) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower, as if such transaction had occurred on the first day of each relevant period for testing such compliance and (II) the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days prior to the consummation of any such transaction, a certificate of a Financial Officer of the Borrower certifying that the condition precedent set forth in clause (z)(I) with respect to such transaction will be complied with and setting forth in reasonable detail the calculations required to demonstrate such compliance and the assumptions used by the Borrower to make such calculations;

(iv)    [Reserved]; and

(v)     The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or complementary thereto.

(c)        Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is (i) on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (considering such transactions and all other related transactions as a whole), (ii) approved by a majority of the disinterested members of the board of directors of the Borrower or (iii) between or among the Borrower and its Subsidiaries. Notwithstanding the foregoing, the Borrower may do the following: (v) pay customary fees and indemnifications to directors of Borrower and its Subsidiaries; (x) enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business; (y) enter into or make payments under leases or subleases of property in the ordinary course of business not materially interfering with the business of the Borrower and the Subsidiaries taken as a whole; and (z) enter into any transaction with an Affiliate where the only consideration paid consists of Equity Interests (other than Disqualified Equity Interests) of the Borrower.

(d)    Sale and Lease-Back Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person (other than a Subsidiary) whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such arrangement or arrangements with an aggregate sale price not exceeding at any time $100,000,000.

(e)      Total Debt to EBITDA Ratio. The Total Debt to EBITDA Ratio will not exceed (i) 4.5 to 1.0 as of the end of the first three consecutive fiscal quarters immediately following the Closing Date and (ii) 4.0 to 1.0 as of the end of the fourth fiscal quarter immediately following the Closing Date and each fiscal quarter thereafter.

(f)      Target Acquisition Documents.

(i)      The Borrower will not amend or otherwise modify the Target Acquisition Agreement in any manner that is materially adverse to the interests of the Lenders without the consent of the Administrative Agent.

(ii)     The Borrower shall promptly upon written request from the Administrative Agent supply to the Administrative Agent a copy of any amendment or modification referred to in the immediately preceding clause (f)(i).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01         Events of Default.   If any of the following events (“Events of Default”) shall occur and be continuing:

(a)     the Borrower shall fail to pay any principal of any Advance when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay any interest on any Advance or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by the Borrower under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, or any amendment or modification hereof, or in any certificate or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(b)(i), 5.01(c) (with respect to the Borrower’s existence), 5.01(h), in Section 5.02 or in Section 9.11(b);

(e)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)     the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (so long as such Indebtedness is paid when due (or within any applicable grace period)) or (ii) any Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Indebtedness is so prepaid in full with such proceeds when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Indebtedness;

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)      the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)      the Borrower or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k)      one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (excluding any amount of such judgment as to which an Acceptable Insurer has acknowledged liability) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action, which shall not be effectively stayed, shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)      an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(m)      [reserved];

(n)       a Change in Control shall occur; or

(o)      (i) the Borrower shall have merged or consolidated with any Person or any Person shall have acquired all or substantially all of the assets of the Borrower and its consolidated Subsidiaries, taken as a whole, or all or substantially all of the capital stock or other equity interests of any Designated Subsidiary, (ii) either the Borrower or the Person with which it is merging or consolidating or the Person which is acquiring such assets or capital stock or other equity interests shall at the time of such merger or consolidation or acquisition have been rated by a rating agency and (iii) the Successor Corporation shall not have in effect a rating of at least Baa1 from Moody’s or BBB+ from S&P on the 90th day following the consummation of such merger or consolidation or acquisition, as the case may be;

then, and in any such event (subject to Section 3.03), the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, (but for the avoidance of doubt, always subject to Section 3.03) that in the event of an Event of Default under Section 6.01(h) or (i), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)       it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)      the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower; and

(iii)     it is not reasonably likely to have a material adverse effect on the Borrower and its Subsidiaries, on a consolidated basis.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01     Authorization and Action.   Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or an Affiliate thereof designated by it) to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII (other than the third sentence of Section 7.04) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04).

SECTION 7.02      Administrative Agent Individually.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03      Duties of Administrative Agent; Exculpatory Provisions.

(a)      The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b)      The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c)      The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document or the information memorandum distributed in connection with the syndication of the Commitments and Advances hereunder, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)      Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Effective Date, the making of any Advance or the Closing Date that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved or accepted such condition unless (i) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the occurrence of the Effective Date, the making of such Advance or the Closing Date, as applicable, and (ii) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 7.06      Resignation of Administrative Agent.

(a)      The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United

States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders (and with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)      If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”). In connection therewith, the Required Lenders, in consultation with the Borrower, shall appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)      With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07      Non-Reliance on Administrative Agent and Other Lenders.   Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any amendment thereof or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 7.08    Indemnification.   The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.

SECTION 7.09      Lenders. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger” or “book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

SECTION 9.01      Amendments, Etc.

(a)      No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i)      waive any of the conditions specified in Section 3.01 or 3.02 unless signed by each Lender directly and adversely affected thereby;

(ii)    increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii)    reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest;

(iv)     postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders; or

(vi)      amend this Section 9.01, unless signed by all Lenders;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(b)      If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrower and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Advances and other obligations under the Loan Documents due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower to and including the date of termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.02      Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)      THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the

Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any communication has been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(f)    With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 9.03      No Waiver; Remedies.   No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04      Costs and Expenses. (a) The Borrower agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Administrative Agent and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrower of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b)      The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided, that, the Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together, (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Liability relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any breach of its obligations under this Agreement as determined pursuant to a claim initiated by the Borrower), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against the Administrative Agent or Arranger acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against the Administrative Agent acting in its capacity as such except, in the case of Losses incurred by the Administrative Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement). In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Notwithstanding the foregoing, this section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)      If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06,

2.08(d), 2.08(e), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)      Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05    Right of Setoff. Subject to Section 3.03, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06      Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, and any purported assignment without such consent shall be null and void.

SECTION 9.07      Assignments and Participations. (a) Each Lender may, with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed (it being agreed that notwithstanding anything herein, including the proviso set forth below, during the Certain Funds Period the Borrower may withhold such consent in its sole discretion unless a Certain Funds Default is continuing) and, in the case of the Borrower, (A) shall not be required while an Event of Default under Section 6.01 (a), (b), (h), (i) or (j) has occurred and is continuing (or during the Certain Funds Period a Certain Funds Default) has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment (and, within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (i) any Defaulting Lender, (ii) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (iii) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Eurocurrency Rate Advances or (iv) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders shall have given their consent, such Lender will), assign to one or more Persons (other than natural persons) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:

(A)      such consent shall not be required in the case of an assignment to any other Lender or an Affiliate of any Lender, provided that notice thereof shall have been given to the Borrower and the Administrative Agent;

(B)      each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(C)      except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement associated with a particular Class, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof;

(D)      each such assignment shall be to an Eligible Assignee;

(E)      each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(F)      no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a), (1) so long as a Default shall have occurred and be continuing and (2) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 9.04(c)) and (3) unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(G)      the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 9.07(a), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 9.07(a) (in which case the Borrower shall pay the fee required by subclause (F)(3) of this Section 9.07(a)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)      other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)      such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)      such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)      such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)      such assignee confirms that it is an Eligible Assignee;

(vi)      such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii)      such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)      Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)      The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)      Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i)      such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii)      such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)      such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv)      the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)      no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any fees or any other amounts payable hereunder are calculated, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or any other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 9.07(e); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.11, 2.14 and 9.04(c) (subject to the requirements and limitations therein, including the requirements under Sections 2.14(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(f)      Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender as more fully set forth in Section 9.08.

(g)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

SECTION 9.08    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09      [Reserved].

SECTION 9.10      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11      Execution in Counterparts. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Notwithstanding any other provision of this Agreement to the contrary, upon the Administrative Agent’s request, the Borrower agrees to promptly execute and deliver such amendments to this Agreement (other than any amendment to the definition of, or that affects the scope of, Certain Funds Default, Certain Funds Period, Certain Funds Purposes, Long Stop Date, Mandatory Cancellation Event, Certain Funds Representations (or any Section or definition referred to therein or any Section including any of those terms, or cross-references to any of the Sections referred to in this Section to the extent modifying the conditionality, availability or termination of the Bridge Facility in a manner adverse to the Borrower), Section 3.02, Section 3.03, Section 9.07 or this Section 9.11(b) or that would otherwise impair the availability of Advances for Certain Funds Purposes during the Certain Funds Period or would otherwise conflict with restrictions set out in Section 3.03 (it being understood this parenthetical shall not restrict modifications to the fees and pricing of the Bridge Facility nor shall it restrict immaterial changes to such provisions)) as shall be necessary to implement any modifications to this Agreement pursuant to any separate letter agreements between the Borrower and the Arranger during the period permitted therein (and notwithstanding anything to the contrary herein (including Section 9.01), such amendment shall only require the consent of the Administrative Agent and the Borrower).

SECTION 9.12      Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County or any federal court of the United States of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)      Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13      Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14    No Advisory or Fiduciary Responsibility. In its capacity as an the Administrative Agent or a Lender, (a) none of the Administrative Agent, any Lender or any of their respective Affiliates has any responsibility except as set forth herein and (b) none of the Administrative Agent, any Lender or any of their respective Affiliates shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand; (ii) the Administrative Agent, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Administrative Agent, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any of their Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.

SECTION 9.15      WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.16      Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MOODY’S CORPORATION, as the Borrower

By:	/s/ John Goggins
Name: John Goggins
Title: EVP and General Counsel

Signature Page to

364-Day Bridge Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Phillip Mousin
Name: Phillip Mousin
Title: Executive Director

Signature Page to

364-Day Bridge Credit Agreement

SCHEDULE I

COMMITMENTS

LENDER	TRANCHE 1 COMMITMENT	TRANCHE 2 COMMITMENT

JPMORGAN CHASE BANK, N.A.	$1,000,000,000	$500,000,000

AGGREGATE COMMITMENTS	$1,000,000,000	$500,000,000

SCHEDULE II

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICE

BORROWER:

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention:   Stephen Maire

Telephone: (212) 298-7424

(with copies to)

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention: Elizabeth McCarroll

Telephone: (212) 298-6025

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention: Zeeshan Naqvi

Telephone: (212) 553-7759

ADMINISTRATIVE AGENT:

In the case of requests for Borrowings and other notices

For Borrowings denominated in Dollars:

JPMorgan Loan Services

10 South Dearborn Street, L2

Chicago, Illinois 60603

Attention: Katy Tyler

Facsimile: 844 890 5663

For Borrowings denominated in Foreign Currencies:

J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf

London E14 5JP

United Kingdom

Attention: The Manager, Loan & Agency Services

Facsimile: 44 207 777 2360

(in each case with a copy to)

JPMorgan Chase Bank, N.A.

270 Park Avenue, 43rd Floor

New York, New York 10017

Attention: Seth Jacobson-Swanson

Facsimile: (855) 463-9008

Signature Page to

364-Day Bridge Credit Agreement

EXHIBIT A

FORM OF NOTICE OF BORROWING

JPMorgan Chase Bank, N.A.,

as Administrative Agent

[JPMorgan Loan Services

10 South Dearborn Street, L2

Chicago, Illinois 60603

Attention: Katy Tyler

Facsimile: 844 890 5663]1

[J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf

London E14 5JP

United Kingdom

Attention: The Manager, Loan & Agency Services

Facsimile: 44 207 777 2360]2

[Date]

Ladies and Gentlemen:

Reference is hereby made to the 364-Day Bridge Credit Agreement dated as of May 15, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Moody’s Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes a Notice of Borrowing and the Borrower hereby requests an Advance under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Advance requested hereby:

1.	Principal amount of Advance:

2.	Currency of Advance: [Dollars][Sterling][Euro]

3.	Date of Advance (which is a Business Day):

4.	Class of Advance[3]:

5.	Type of Advance[4]:

1 To be used for Advances denominated in Dollars.

2 To be used for Eurocurrency Advances denominated in a Foreign Currency.

3 Tranche 1 Advance or Tranche 2 Advance.

4 Eurocurrency Rate Advance or Base Rate Advance.

6.	[Interest Period5]

7.	Location and number of the Borrower’s account to which proceeds of Advance are to be disbursed:

[Signature Page Follows]

5 Applicable only in case of a Eurocurrency Rate Advance; if included, must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed and delivered as of the date first above written.

Very truly yours,

MOODY’S CORPORATION, as the Borrower

By:
Name:
Title:

Exhibit A-1

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]1]

3.	Borrower:	Moody’s Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The 364-Day Bridge Credit Agreement dated as of May 15, 2017 among Moody’s Corporation, as borrower, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/Advances[3]
	$	$	%
	$	$	%
	$	$	%

Assignment Date:                            , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including U.S. Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A.,

2 Fill in the appropriate terminology for the Class of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche 1 Commitment”, “Tranche 2 Commitment”, “Tranche 1 Advance”, “Tranche 2 Advance”, etc.).

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit B-2

as Administrative Agent

By: Name:
Title:

[Consented to:]5

MOODY’S CORPORATION

By: Name:
Title:

5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit B-3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement or any other Lender and their respective Related Parties, and (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.    Payments.    From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Exhibit B-1

Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3.    General Provisions.    This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Acceptance by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B-2

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Bridge Credit Agreement dated as of May 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Moody’s Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit C-1-1

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Bridge Credit Agreement dated as of May 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Moody’s Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit C-2-1

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Bridge Credit Agreement dated as of May 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Moody’s Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit C-3-1

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Bridge Credit Agreement dated as of May 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Moody’s Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

Exhibit C-4-1